EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

GLOBAL GROWTH TRUST, INC.

All subsidiaries were formed in Delaware and all entities do business under the name listed.

Global Growth GP, LLC

Global Growth, LP

GR-105 LPHC, LLC

GR-105 Long Point Venture, LLC

GGT Gwinnett Center GA, LLC

GGT Whitehall Holdings, LLC

GGT Whitehall Venture NC, LLC

GGT Crescent Crosstown Holdings, LLC

GGT Crescent Crosstown FL Venture, LLC